EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							23-003

Date: February 20, 2023	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Fourth Quarter and Full Year 2022 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income1 of $2.7 million, or $0.02 per diluted share, for the fourth quarter 2022 compared to net losses of $18.8 million, or $(0.12) per diluted share, for the third quarter 2022 and $25.9 million, or $(0.17) per diluted share, for the fourth quarter 2021.  Helix reported adjusted EBITDA2 of $49.2 million for the fourth quarter 2022 compared to $52.6 million for the third quarter 2022 and $8.8 million for the fourth quarter 2021.

For the full year 2022, Helix reported a net loss of $87.8 million, or $(0.58) per diluted share, compared to a net loss of $61.5 million, or $(0.41) per diluted share, for the full year 2021.  Adjusted EBITDA for the full year 2022 was $121.0 million compared to $96.3 million for the full year 2021.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Year Ended
	12/31/2022	12/31/2021	9/30/2022	12/31/2022	12/31/2021
Revenues	$287,816	$168,656	$272,547	$873,100	$674,728
Gross Profit (Loss)	$31,364	$(5,361)	$39,215	$50,616	$15,393
	11%	(3)%	14%	6%	2%
Net Income (Loss)[1]	$2,709	$(25,908)	$(18,763)	$(87,784)	$(61,538)
Diluted Earnings (Loss) Per Share	$0.02	$(0.17)	$(0.12)	$(0.58)	$(0.41)
Adjusted EBITDA[2]	$49,169	$8,764	$52,568	$121,022	$96,276
Cash and Cash Equivalents[3]	$186,604	$253,515	$162,268	$186,604	$253,515
Net Debt [2]	$74,964	$(22,117)	$98,807	$74,964	$(22,117)
Cash Flows from Operating Activities	$49,712	$18,865	$24,650	$51,108	$140,117
Free Cash Flow[2]	$21,198	$17,929	$21,847	$17,604	$131,846

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our fourth quarter 2022 results maintained strong performance sequentially in what is normally a seasonally slower period for Helix.  Our fourth quarter results were aided by a healthy oil and gas market, seasonally adjusted but strong Robotics operations, and ongoing contribution from our Alliance acquisition.  We acquired Alliance mid-year, which has added to our capabilities and enhanced our position as a full-field decommissioning provider.  Our Siem Helix vessels have both transitioned to long-term campaigns in Brazil.  The Q7000 has completed a successful campaign in Nigeria and is transitioning to Asia Pacific for contracted decommissioning work after which it is contracted for decommissioning work in Brazil in 2024.  We have acquired targeted niche equipment during the year including a boulder grab, three subsea trenchers and our interest in two deepwater intervention riser systems.  These acquisitions further enhance our capabilities as an energy transition global service provider.  Our strategy and focus have positioned us well for this improved energy market, and we have already begun to see the rewards of our efforts.   We grew revenue and EBITDA in 2022, and our results for 2022 mark our fifth consecutive year of positive free cash flow.  We are expecting 2023 to continue the improvements seen in the second half of 2022.  With our strong performance and with the improved current market environment, we were excited to announce earlier today that our board has authorized a $200 million share repurchase program which we believe is an excellent opportunity to increase shareholder value.”

(

[1] Net income (loss) attributable to common shareholders
[2] Adjusted EBITDA, Free Cash Flow and Net Debt are non-GAAP measures; see reconciliations below
[3] Excludes restricted cash of $2.5 million as of 12/31/22 and 9/30/22 and $73.6 million as of 12/31/21

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Year Ended
	12/31/2022	12/31/2021	9/30/2022	12/31/2022	12/31/2021
Revenues:
Well Intervention	$167,658	$119,177	$143,925	$524,241	$516,564
Robotics	48,538	40,865	56,182	191,921	137,295
Shallow Water Abandonment [1]	57,409	—	67,401	124,810	—
Production Facilities	27,895	20,131	18,448	82,315	69,348
Intercompany Eliminations	(13,684)	(11,517)	(13,409)	(50,187)	(48,479)
Total	$287,816	$168,656	$272,547	$873,100	$674,728

Income (Loss) from Operations:
Well Intervention	$2,554	$(21,063)	$(1,304)	$(53,056)	$(35,882)
Robotics	7,127	3,505	11,708	29,981	5,762
Shallow Water Abandonment [1]	5,864	—	16,320	22,184	—
Production Facilities	9,237	6,621	6,068	27,201	22,906
Change in Fair Value of Contingent Consideration	(13,390)	—	(2,664)	(16,054)	—
Corporate / Other / Eliminations	(16,520)	(15,923)	(17,902)	(55,111)	(41,473)
Total	$(5,128)	$(26,860)	$12,226	$(44,855)	$(48,687)

1 Shallow Water Abandonment includes the results of Helix Alliance beginning July 1, 2022, the date of acquisition

Fourth Quarter Results

Segment Results

Well Intervention

Well Intervention revenues increased $23.7 million, or 16%, during the fourth quarter 2022 compared to the prior quarter.  Our fourth quarter 2022 revenues increased due primarily to higher vessel utilization in West Africa, the Gulf of Mexico and the North Sea and higher rates in Brazil, offset in part by revenue deferrals on the Q7000 and lower seasonal rates in the North Sea compared to the prior quarter.  Gulf of Mexico vessel utilization improved during the fourth quarter with fewer idle days.  North Sea revenues improved during the fourth quarter due to higher utilization with strong winter seasonal activity, offset in part by lower winter seasonal rates.  Utilization in West Africa increased during the fourth quarter due to the Q7000 undergoing scheduled maintenance during the prior quarter, although revenues were deferred beginning mid-December 2022 during the vessel’s paid transit and mobilization to its contracted work in Asia Pacific in 2023.  Overall Well Intervention vessel utilization increased to 97% during the fourth quarter 2022 compared to 87% during the prior quarter.  Well Intervention generated operating income of $2.6 million during the fourth quarter 2022 compared to a net loss from operations of $1.3 million during the prior quarter due to higher revenues.

Well Intervention revenues increased $48.5 million, or 41%, during the fourth quarter 2022 compared to the fourth quarter 2021.  The increase was due primarily to higher utilization and rates in the North Sea and the Gulf of Mexico and higher utilization in Brazil, offset in part by lower rates in Brazil on the Siem Helix 2 and revenue deferrals on the Q7000.  Revenues in the North Sea improved significantly year over year with strong winter seasonal activity and stronger rates during the fourth quarter 2022 compared to 8% utilization during the fourth quarter 2021.  North Sea revenue improvements during the fourth quarter 2022 were offset in part by a weaker British pound compared to the fourth quarter 2021.  Gulf of Mexico revenues also benefitted from an improved day rate environment and higher utilization year over year.  Revenues in Brazil increased during the fourth quarter 2022 primarily due to utilization on the Siem Helix 1, which had nominal utilization during the fourth quarter 2021, offset in part by lower rates on the Siem Helix 2 year over year.  Utilization on the Q7000 was strong in both the fourth quarters 2022 and 2021, although revenues were lower during the fourth quarter 2022 as transit and mobilization fees were deferred beginning mid-December with the vessel’s paid transit to its contracted work in Asia Pacific.  Overall Well Intervention vessel utilization increased to 97% during the fourth quarter 2022 from 56% during the fourth quarter 2021.  Well Intervention generated operating income of $2.6 million during the fourth quarter 2022 compared to a net loss from operations of $21.1 million during the fourth quarter 2021 due to higher revenues.

Robotics

Robotics revenues decreased $7.6 million, or 14%, during the fourth quarter 2022 compared to the prior quarter.  The decrease in revenues was due to seasonally lower vessel, ROV and trenching activities.  Chartered vessel days decreased to 332 days compared to 376 days with fewer spot vessel days, and vessel utilization decreased to 96% compared to 98%, during the fourth quarter 2022 compared the prior quarter.  Vessel days included 68 spot vessel days during the fourth quarter 2022 compared to 100 spot vessel days during the prior quarter.  ROV and trencher utilization decreased to 58% during the fourth quarter 2022 compared to 66% during the prior quarter.  Trenching days decreased to 160 days during the fourth quarter 2022, compared to 176 days during the prior quarter, on the Grand Canyon III and the Horizon Enabler.  Both quarters included utilization on the IROV boulder grab, which was acquired and deployed during the third quarter 2022, for seabed clearance operations on the U.S. east coast.  Robotics operating income decreased $4.6 million during the fourth quarter 2022 compared to the prior quarter due to lower revenues.

Robotics revenues increased $7.7 million, or 19%, during the fourth quarter 2022 compared to the fourth quarter 2021.  The increase in revenues was due to higher ROV and trenching activities, offset in part by fewer vessel days year over year.  ROV and trencher utilization increased to 58% during the fourth quarter 2022 from 38% during the fourth quarter 2021, and trenching days increased to 160 days during the fourth quarter 2022 compared to 90 days during the fourth quarter 2021.  Chartered vessel days decreased to 332 days compared to 419 days, and vessel utilization declined to 96% compared to 99%, during the fourth quarter 2022 compared to the fourth quarter 2021.  Vessel days decreased year over year primarily due to fewer spot vessel days during the fourth quarter 2022 performing site clearance work in the North Sea, which commenced during 2021 and completed during the third quarter 2022.  Robotics operating income increased $3.6 million during the fourth quarter 2022 compared to the fourth quarter 2021 due to higher revenues.

Shallow Water Abandonment

Shallow Water Abandonment revenues decreased $10.0 million, or 15%, during the fourth quarter 2022 compared to the previous quarter.  The decrease in revenues reflected the seasonal slowdown in the Gulf of Mexico shelf with a reduction in liftboat, OSV, DSV and heavy lift barge utilization, offset in part by higher plug and abandonment (P&A) and coiled tubing system utilization operating on customer platforms.  Liftboat, OSV and DSV utilization was 70% during the fourth quarter 2022 compared to 82% during the prior quarter.  The Epic Hedron heavy lift barge was idle during the fourth quarter 2022 compared to having 41% utilization during the prior quarter.  Marketable P&A and coiled tubing system days increased to 1,247, or 65% utilization based on 21 marketable systems, during the fourth quarter 2022 compared to 1,077, or 59% utilization based on 20 marketable systems, during the prior quarter.  Shallow Water Abandonment operating income decreased $10.5 million during the fourth quarter 2022 compared to the third quarter 2022 primarily due to lower revenues.

Production Facilities

Production Facilities revenues increased $9.4 million, or 51%, during the fourth quarter 2022 primarily due to higher oil and gas production from our Droshky wells and a full quarter of production from our Thunder Hawk wells following their acquisition on August 25, 2022, offset in part by lower oil and gas prices compared to the prior quarter.  Revenues also benefitted from retroactive rate adjustment on our production contract with the Helix Producer I.  Production Facilities operating income increased $3.2 million during the fourth quarter 2022 due to higher revenues, offset in part by higher production costs on increased production activity compared to the prior quarter.

Production Facilities revenues increased $7.8 million, or 39%, compared to the fourth quarter 2021 primarily due to higher oil and gas production with the contribution from our interest in the Thunder Hawk Field and improved rates on our Helix Producer I production contract.  Production Facilities operating income increased $2.6 million during the fourth quarter 2022 due to higher revenues, offset in part by higher production costs on increased production activity compared to the prior year.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $22.8 million, or 7.9% of revenue, during the fourth quarter 2022 compared to $23.6 million, or 8.6% of revenue, during the prior quarter.  The decrease during the fourth quarter was primarily due to lower incentive compensation costs and a reduction in general and administrative costs in our Shallow Water Abandonment segment compared to the prior quarter.

Acquisition and Integration Costs

Acquisition and integration costs were $0.3 million during the fourth quarter 2022, a decrease of $0.4 million compared to the prior quarter and included primarily legal and professional fees and financial and operational integration costs related to our acquisition of Alliance, which closed on July 1, 2022.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration was $13.4 million during the fourth quarter 2022 and reflects an increase in the fair value of the estimated earn-out payable in 2024 to the seller of the Alliance group of companies.

Other Income and Expenses

Other income, net was $14.3 million during the fourth quarter 2022 compared to an expense of $20.3 million during the prior quarter and includes predominantly unrealized non-cash foreign currency gains related to the approximate 8% strengthening of the British pound during the fourth quarter 2022 on U.S. dollar denominated intercompany debt in our U.K. entities.

Cash Flows

Operating cash flows were $49.7 million during the fourth quarter 2022 compared to $24.7 million during the prior quarter and $18.9 million during the fourth quarter 2021.  The improvement in operating cash flows quarter over quarter was primarily due to improvements in working capital and lower regulatory certification costs during the fourth quarter 2022 compared to the prior quarter.  The improvement in operating cash flows year over year was primarily due to improved operating results and improvements in working capital, offset in part by higher regulatory recertification costs for our vessels and systems during the fourth quarter 2022 compared to the fourth quarter 2021.  Regulatory recertification costs for our vessels and systems, which are included in operating cash flows, were $4.8 million during the fourth quarter 2022 compared to $10.7 million during the prior quarter and $2.5 million during the fourth quarter 2021.

Capital expenditures, which are included in investing cash flows, totaled $28.5 million during the fourth quarter 2022 compared to $2.8 million during the prior quarter and $0.9 million during the fourth quarter 2021.  Capital expenditures during the fourth quarter 2022 included our acquisition of three trenchers and our interest in two subsea intervention systems.

Free Cash Flow was $21.2 million during the fourth quarter 2022 compared to $21.8 million during the prior quarter and $17.9 million during the fourth quarter 2021.  The nominal decrease in Free Cash Flow quarter over quarter was due primarily to higher capital expenditures, offset almost entirely by higher operating cash flows during the fourth quarter 2022.  The increase in Free Cash Flow year over year was due primarily to higher operating cash flows, offset in part by higher capital expenditures during the fourth quarter 2022.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Full Year Results

Segment Results

Well Intervention

Well Intervention revenues increased $7.7 million, or 1%, in 2022 compared to 2021.  The increase was primarily driven by higher vessel utilization and rates in the Gulf of Mexico and the North Sea.  The increase was offset in part by lower utilization on the Q7000 resulting from scheduled maintenance during 2022, lower rates on the Siem Helix 1 and Siem Helix 2 as they transitioned from their legacy contracts with Petrobras, and a weaker British pound during 2022 compared to 2021.  Overall Well Intervention vessel utilization increased to 80% during 2022 compared to 67% in 2021.  Well Intervention net loss from operations increased to $53.1 million during 2022 compared to $35.9 million in 2021.  The increase in the net loss was due to our mix of contracting year over year, with our lower rates in Brazil generating higher losses, offset by increased Gulf of Mexico and North Sea revenues generating lower incremental margins driven by an increase in integrated projects and reimbursable revenues during 2022.

Robotics

Robotics revenues increased $54.6 million, or 40%, in 2022 compared to 2021.  The increase was due to higher vessel, trenching and ROV activities in 2022.  Chartered vessel days increased to 1,401, which included 420 spot vessel days, in 2022 compared to 1,178, which included 477 spot vessel days, in 2021. Trenching days increased to 483 days in 2022 compared to 336 days in 2021.  Overall ROV and trencher utilization increased to 53% in 2022 compared to 36% in 2021.  Robotics operating income increased $24.2 million to $30.0 million in 2022 compared to $5.8 million in 2021.  The increase in operating income was due to higher revenues during 2022.

Shallow Water Abandonment

Shallow Water Abandonment generated revenues of $124.8 million and income from operations of $22.2 million, which reflected the operating results of Helix Alliance since its acquisition on July 1, 2022.  Liftboat, OSV and DSV utilization was 76%, Epic Hedron heavy lift barge utilization was 21% and utilization across marketable plug and abandonment (P&A) and coiled tubing systems was 2,324 days, or 62%, during the period from July 1, 2022 (date of acquisition) through December 31, 2022.

Production Facilities

Production Facilities revenues increased $13.0 million, or 19%, during 2022 compared to 2021. The increase was due to higher oil and gas prices and improved rates related to the Helix Fast Response System, offset in part by lower oil and gas production volumes in 2022.  Production Facilities operating income increased $4.3 million during 2022 due primarily to increases in revenues, offset in part by higher costs compared to 2021.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $76.8 million, or 8.8% of revenue, in 2022 compared to $63.4 million, or 9.4% of revenue, in 2021. The increase was primarily related to an increase in employee incentive and share-based compensation costs as well as increased general and administrative expenses related to Helix Alliance.

Net Interest Expense

Net interest expense decreased to $19.0 million in 2022 compared to $23.2 million in 2021.  The decrease was primarily associated with lower funded debt, which decreased by $42.9 million during 2022, and lower fees associated with our credit facility compared to 2021.

Change in Fair Value of Contingent Consideration

The change in fair value of contingent consideration relates to the change in the fair value of the estimated earn-out payable in 2024 to the seller of the Alliance group of companies.

Other Income and Expenses

Other expense, net was $23.3 million in 2022 compared to $1.5 million in 2021.  The change was primarily due higher foreign currency losses due to a weakening of the British pound in 2022 compared to 2021.

Cash Flows

Helix generated operating cash flows of $51.1 million in 2022 compared to $140.1 million in 2021.  The decrease in operating cash flows in 2022 was due to working capital outflows and higher regulatory certification costs in 2022 compared to improvements in working capital 2021, which included tax refunds of $18.9 million related to the CARES Act.  The decrease in operating cash flows was offset in part by higher operating income in 2022.  Regulatory certification costs, which are considered part of Helix’s capital spending program but are classified in operating cash flows, were $35.1 million in 2022 compared to $9.6 million in 2021.

Capital expenditures increased to $33.5 million in 2022 compared to $8.3 million in 2021 due primarily to the acquisition of three subsea trenchers and our interest in two subsea intervention systems during 2022.

Free Cash Flow was $17.6 million in 2022 compared to $131.8 million in 2021.  The decrease was due to lower operating cash flows and higher capital expenditures in 2022.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $186.6 million at December 31, 2022, excluding $2.5 million of restricted cash.  Available capacity under our ABL facility at December 31, 2022 was $98.1 million, resulting in total liquidity of $284.7 million.  At December 31, 2022 we had $264.1 million of long-term debt and Net Debt of $75.0 million. (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its fourth quarter and full year 2022 results (see the “For the Investor” page of Helix’s website, www.helixesg.com).  The teleconference, scheduled for Tuesday, February 21, 2023 at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website.  Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-877-207-9876 for participants in the United States and 1-212-231-2907 for international participants.  The passcode is “Staffeldt.”  A replay of the webcast will be available on the “For the Investor” page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and full-field decommissioning operations.  Our services are centered on a three-legged business model well positioned to facilitate global energy transition by maximizing production of remaining oil and gas reserves, supporting renewable energy developments and decommissioning end-of-life oil and gas fields.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt.  We define EBITDA as earnings before income taxes, net interest expense, gains or losses on extinguishment of long-term debt, gains and losses on equity investments, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets, acquisition and integration costs, the change in fair value of the contingent consideration and the general provision (release) for current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our share repurchase authorization or program; the COVID-19 pandemic and oil price volatility and their respective effects and results; our protocols and plans; our current work continuing; the spot market; our ability to identify, effect and integrate acquisitions, joint ventures or other transactions, including the integration of the Alliance acquisition; our spending and cost management efforts and our ability to manage changes; our strategy; visibility and future utilization; energy transition or energy security; any projections of financial items including projections as to guidance and other outlook information; future operations expenditures; our plans, strategies and objectives for future operations; our ability to enter into, renew and/or perform commercial contracts; developments; our environmental, social and governance (“ESG”) initiatives; future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the results and effects of the COVID-19 pandemic and actions by governments, customers, suppliers and partners with respect thereto; market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ability to secure and realize backlog; the effectiveness of our ESG initiatives and disclosures; human capital management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
(in thousands, except per share data)	2022	2021	2022	2021

	(unaudited)		(unaudited)

Net revenues	$287,816	$168,656	$873,100	$674,728
Cost of sales	256,452	174,017	822,484	659,335
Gross profit (loss)	31,364	(5,361)	50,616	15,393
Loss on disposition of assets, net	—	—	—	(631)
Acquisition and integration costs	(315)	—	(2,664)	—
Change in fair value of contingent consideration	(13,390)	—	(16,054)	—
Selling, general and administrative expenses	(22,787)	(21,499)	(76,753)	(63,449)
Loss from operations	(5,128)	(26,860)	(44,855)	(48,687)
Equity in earnings (losses) of investment	—	—	8,262	(1)
Net interest expense	(4,333)	(5,301)	(18,950)	(23,201)
Loss on extinguishment of long-term debt	—	(12)	—	(136)
Other income (expense), net	14,293	(52)	(23,330)	(1,490)
Royalty income and other	406	269	3,692	2,873
Income (loss) before income taxes	5,238	(31,956)	(75,181)	(70,642)
Income tax provision (benefit)	2,529	(6,048)	12,603	(8,958)
Net income (loss)	2,709	(25,908)	(87,784)	(61,684)
Net loss attributable to redeemable noncontrolling interests	—	—	—	(146)
Net income (loss) attributable to common shareholders	$2,709	$(25,908)	$(87,784)	$(61,538)

Earnings (loss) per share of common stock:
Basic	$0.02	$(0.17)	$(0.58)	$(0.41)
Diluted	$0.02	$(0.17)	$(0.58)	$(0.41)

Weighted average common shares outstanding:
Basic	151,425	150,170	151,276	150,056
Diluted	151,425	150,170	151,276	150,056

Comparative Condensed Consolidated Balance Sheets

	Dec. 31, 2022	Dec. 31, 2021
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$186,604	$253,515
Restricted cash	2,507	73,612
Accounts receivable, net	212,779	144,137
Other current assets	58,699	58,274
Total Current Assets	460,589	529,538

Property and equipment, net	1,641,615	1,657,645
Operating lease right-of-use assets	197,849	104,190
Deferred recertification and dry dock costs, net	38,778	16,291
Other assets, net	50,507	18,364
Total Assets	$2,389,338	$2,326,028

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$135,267	$87,959
Accrued liabilities	73,574	91,712
Current maturities of long-term debt	38,200	42,873
Current operating lease liabilities	50,914	55,739
Total Current Liabilities	297,955	278,283

Long-term debt	225,875	262,137
Operating lease liabilities	154,686	50,198
Deferred tax liabilities	98,883	86,966
Other non-current liabilities	95,230	975
Shareholders' equity	1,516,709	1,647,469
Total Liabilities and Equity	$2,389,338	$2,326,028

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended			Year Ended
(in thousands, unaudited)	12/31/2022	12/31/2021	9/30/2022	12/31/2022	12/31/2021

Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$2,709	$(25,908)	$(18,763)	$(87,784)	$(61,684)
Adjustments:
Income tax provision (benefit)	2,529	(6,048)	6,500	12,603	(8,958)
Net interest expense	4,333	5,301	4,644	18,950	23,201
Loss on extinguishment of long-term debt	—	12	—	—	136
Other (income) expense, net	(14,293)	52	20,271	23,330	1,490
Depreciation and amortization	40,096	35,288	35,944	142,686	141,514
Gain on equity investment	—	—	(78)	(8,262)	—
EBITDA	35,374	8,697	48,518	101,523	95,699
Adjustments:
Loss on disposition of assets, net	—	—	—	—	631
Acquisition and integration costs	315	—	762	2,664	—
Change in fair value of contingent consideration	13,390	—	2,664	16,054	—
General provision (release) for current expected credit losses	90	67	624	781	(54)
Adjusted EBITDA	$49,169	$8,764	$52,568	$121,022	$96,276

Free Cash Flow:
Cash flows from operating activities	$49,712	$18,865	$24,650	$51,108	$140,117
Less: Capital expenditures, net of proceeds from sale of assets	(28,514)	(936)	(2,803)	(33,504)	(8,271)
Free Cash Flow	$21,198	$17,929	$21,847	$17,604	$131,846

Net Debt:
Long-term debt including current maturities	$264,075	$305,010	$263,581	$264,075	$305,010
Less: Cash and cash equivalents and restricted cash	(189,111)	(327,127)	(164,774)	(189,111)	(327,127)
Net Debt	$74,964	$(22,117)	$98,807	$74,964	$(22,117)